UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2009

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)   As previously disclosed, effective May 19, 2009, the Board of Directors of Southwestern Energy Company (the “Company”) elected Steven L. Mueller as the President and Chief Executive Officer of the Company and Harold M. Korell, the Company’s previous Chief Executive Officer, was elected as the Executive Chairman of the Board of Directors.  At the time of these elections, the compensation arrangements for fiscal year 2009 then in effect were not changed.  Subsequently, the Compensation Committee of the Board of Directors engaged a compensation consultant to evaluate and make recommendations as to the appropriate salaries for Messrs. Mueller and Korell in their new positions and conducted a separate evaluation of the compensation to be paid to Messrs. Mueller and Korell, including an evaluation of their responsibilities in such new positions. On July 16, 2009, based on the consultant’s recommendations and other factors deemed relevant by the Committee, the Compensation Committee revised the annual base salaries of Messrs. Mueller and Korell, effective as of August 1, 2009 (the “Effective Date”). Mr. Mueller’s annual base salary as President and Chief Executive Officer of the Company shall be increased from $480,000 to $600,000, and  Mr. Korell’s annual base salary as Executive Chairman of the Company shall be decreased from $725,000 to $600,000, in each case prorated and payable from the Effective Date.  Except as affected by the change in their respective annual base salary, all other elements of compensation for Messrs. Mueller and Korell shall remain the same following the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: July 22, 2009	By:	/s/ GREG D. KERLEY
	Name:	Greg D. Kerley
	Title:	Executive Vice President and
Chief Financial Officer